SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 7, 2005

Commission File Number 1-09623

IVAX CORPORATION

Florida	16-1003559

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 Biscayne Boulevard, Miami, Florida	33137

(Address of principal executive offices)	(Zip Code)

(305) 575-6000
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.05 Amendments to the Registrants Code of Ethics, or Waiver of a Provision of the Code of Ethics

IVAX Pharmaceuticals, Inc. (“IPI”), a wholly-owned subsidiary of IVAX Corporation (“IVAX”), is entering into two agreements with InnovaPharm, Inc. The first is a Services Agreement for prescription pharmaceutical products (the “Prescription Agreement”) between Baker Cummins, Inc. (“BCI”), a subsidiary of IPI, and InnovaPharm, pursuant to which InnovaPharm will provide services and perform certain regulatory functions for BCI in Canada with respect to certain designated products of BCI. BCI will pay InnovaPharm a fee based on a percentage of net sales for these services. The fee for services is favorable compared to the costs BCI would otherwise incur to obtain such services. The term of the Prescription Agreement begins upon execution of the agreement and continues through June 30, 2007 with automatic two-year renewals, subject to BCI’s right to terminate the Prescription Agreement on 120 days notice prior to each anniversary of the agreement’s execution date. The second agreement is a Independent Sales Representative Agreement for OTC Products (the “OTC Agreement”) between IVAX Pharmaceuticals Canada, Inc. (“IPC”), a subsidiary of IPI, and InnovaPharm, pursuant to which InnovaPharm will serve as IPC’s exclusive sales representative in Canada for the promotion of certain designated OTC products of IPC. IPC will pay InnovaPharm a fee based on a percentage of net sales for these services. The fee for services is favorable compared to the costs IPC would otherwise incur to obtain such services. The OTC Agreement has a three-year term, with one-year renewals upon written consent of the parties.

Mr. Tarik Henein, the President and a principal shareholder of InnovaPharm, is the son of Dr. Rafick Henein, President and Chief Executive Officer of IPI. Dr. Henein has no stock ownership or other financial interest in InnovaPharm. IVAX’ Code of Conduct prohibits potential conflicts of interest, including transacting business with companies that employ a family member of an IVAX employee or in which an IVAX employee or a family member of an IVAX employee holds a financial interest. The Audit Committee of IVAX unanimously approved the transaction on February 7, 2005, and granted an exception under IVAX’ Code of Conduct in order to permit BCI and IPC to enter into the Prescription Agreement and the OTC Agreement, respectively.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IVAX Corporation
Date: February 8, 2005	By:	/s/ Thomas E. Beier
Thomas E. Beier
Senior Vice President-Finance Chief Financial Officer

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